(d)(26)(i)(B)(iv)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 effective as of October 1, 2015 (“Amendment No. 2”) to the Amended and Restated Investment Advisory Agreement dated as of August 1, 2011, as amended, (“Agreement”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and BlackRock Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (“BlackRock” or “Adviser”).

WHEREAS, the FMG LLC and BlackRock agree to modify the fees payable to the Adviser for investment advisory and other services the Adviser provides to certain Tactical Index Portfolios, as shown in Appendix A.

NOW, THEREFORE, FMG LLC and BlackRock agree to modify and amend the Agreement as follows:

Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		BLACKROCK INVESTMENT MANAGEMENT LLC

By:	/s/ Steven M. Joenk	By:	/s/ David Lomas
	Steven M. Joenk		Name: David Lomas
	Chairman, Chief Executive Officer and President		Title: Managing Director

APPENDIX A

AMENDMENT NO. 2

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT LLC

Tactical Index Portfolios	Annual Advisory Fee Rate**

Tactical Index Portfolios, which shall include the BlackRock Allocated Portions of the following Portfolios:

ATM International Managed Volatility Portfolio*;

ATM Large Cap Managed Volatility Portfolio*;

ATM Mid Cap Managed Volatility Portfolio*;

ATM Small Cap Managed Volatility Portfolio*;

AXA 2000 Managed Volatility Portfolio*;

AXA 400 Managed Volatility Portfolio*;

AXA 500 Managed Volatility Portfolio*;

AXA Global Equity Managed Volatility Portfolio*;

AXA International Core Managed Volatility Portfolio*;

AXA International Managed Volatility Portfolio*;

AXA International Value Managed Volatility Portfolio*;

AXA Large Cap Core Managed Volatility Portfolio*;

AXA Large Cap Growth Managed Volatility Portfolio*;

AXA Mid Cap Value Managed Volatility Portfolio*;

AXA/Franklin Balanced Managed Volatility Portfolio*;

AXA/Franklin Small Cap Value Managed Volatility Portfolio*;

AXA/Mutual Large Cap Equity Managed Volatility Portfolio*;

AXA/Templeton Global Equity Managed Volatility Portfolio*;

0.045% of the Tactical Index Portfolios’ average daily net assets up to and including $10 billion; 0.03% of the Tactical Index Portfolios’ average daily net assets over $10 billion and up to and including $20 billion; 0.02% of the Tactical Index Portfolios’ average daily net assets over $20 billion.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which is referred to as the “BlackRock Allocated Portion.”
**	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Tactical Index Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each BlackRock Allocated Portion is the portion of the daily advisory fee for the Tactical Index Portfolios that is equal to the BlackRock Allocated Portion’s net assets relative to the aggregate net assets of the Tactical Index Portfolios used in the fee calculation for that day.